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                                                               Exhibit 23(h)(2)

            FUND ACCOUNTING AND FINANCIAL ADMINISTRATION OVERSIGHT
                                   AGREEMENT

   THIS AGREEMENT is made as of the 1st day of October, 2007, (the "Effective Date") by and among The Lincoln National Life Insurance Company ("Lincoln Life"); Lincoln National Variable Annuity Fund A ("Fund A"); each fund in the Lincoln Variable Insurance Products Trust listed on Schedule A (each, a "Fund" and collectively with Fund A, the "Funds"), all having their principal place of business at 1300 S. Clinton Street, Fort Wayne, IN 46802; and Delaware Service Company, Inc. ("DSC"), a Delaware corporation having its principal place of business at 2005 Market Street, Philadelphia, PA 19103.

   WHEREAS, each Fund is registered with the Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940 (the "1940 Act");

   WHEREAS, the Funds have engaged Mellon Bank, N.A. ("Mellon") to provide fund accounting, financial administration and related services for the Funds pursuant to the Fund Accounting and Financial Administration Services
Agreement, dated as of October 1, 2007 (the "Mellon Fund Accounting Agreement");

   WHEREAS, the Funds desire that DSC perform the fund accounting, financial administration and related services described in this Agreement for the Funds to supplement the services provided by Mellon pursuant to the Mellon Fund Accounting Agreement;

   WHEREAS, the Funds also desire that DSC establish and monitor certain service level requirements with respect to Mellon's performance of its duties pursuant to the Mellon Fund Accounting Agreement; and

   WHEREAS, DSC is willing to perform the aforementioned services on the terms and conditions set forth in this Agreement;

   NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Funds and DSC agree as follows:

   1. Services

   DSC shall perform for each Fund and its series (including all share classes) listed in Schedule A, the fund accounting, financial administration and related services set forth in Schedule B to this Agreement ("Services"). A Fund may add to, or delete from, this Agreement a Fund series and/or class if such Fund series and/or class is added to, or deleted from, the Mellon Fund Accounting Agreement. Such addition or deletion must be evidenced by amending Schedule A. Each existing and future series of a Fund (including all share classes) covered by this Agreement is individually and collectively referred to as a "Portfolio." DSC may perform other services for each Fund only upon terms, conditions and compensation that DSC and the Fund mutually agree to, as evidenced by an amendment to this Agreement or Schedule B. To the

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extent that Mellon does not consent to the addition of a new Portfolio or share class to the Mellon Fund Accounting Agreement and a different service provider is engaged to provide the fund accounting and financial administration services for such Portfolio or share class, DSC agrees to negotiate in good faith with the applicable Fund concerning the provision of the fund accounting and financial administration oversight services for such Portfolio or share class given the scope of services to be provided by the new fund accounting and financial administration service provider.

   2. Compensation and Expenses

   A. In return for performing the Services, the Funds and Lincoln Life for Fund A shall compensate DSC as set forth in this Section and in Schedule C to this Agreement. Fees due shall be accrued daily. If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of termination and shall be due upon the Agreement's termination date.

   B. The Funds and Lincoln Life for Fund A will pay all of their own expenses that are incurred in the Funds' operation and not specifically assumed by DSC. Expenses to be borne by the Funds and Lincoln Life for Fund A include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of the Funds' independent registered public accounting firm ("independent accountant") and the Funds' outside legal and tax counsel (including such counsel's review of the Funds' registration statements, proxy materials, federal and state tax qualification as regulated investment companies and any review of reports and materials prepared by DSC under this Agreement); costs of any services contracted for by the Funds directly from parties other than DSC; trade association dues; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes; Fund insurance premiums and other Fund insurance-related fees and expenses applicable to their operations; costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Fund board meetings, including fees and expenses of Fund board members, but excluding costs specifically assumed by DSC; the salary and expenses of any officer, director/trustee or employee of the Funds who is not also a DSC employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, as applicable, of the Funds' registration statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable, and any amendments thereto, shareholder reports on Form N-CSR, Form N-SAR, Form N-Q, Form N-PX, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; and other expenses properly payable by the Funds.

   C. The Funds and Lincoln Life for Fund A agree to reimburse DSC for its actual out-of-pocket expenses in providing the Services, including without limitation, the following:

      (i) Electronic transmission expenses incurred by DSC in communicating with each Fund, the Fund's investment advisers (which term, for purposes of this Agreement, shall be interpreted to include any sub-advisers) or custodian, Mellon, dealers or others as required for DSC to perform the

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   Services if a Fund officer requests such electronic transmission and provides DSC with prior written approval;

      (ii) The cost of creating microfilm, microfiche or electronic copies of Fund records, and the cost of storage of paper and electronic copies of Fund records;

      (iii) The charges for services provided by the vendors set forth on Schedule D;

      (iv) Any additional expenses reasonably incurred by DSC in the performance of the Services, provided that: (a) if any individual expense is less than $1000, DSC shall provide prior written notice to the applicable Fund to the extent practicable; and (b) if any individual expense is $1000 or more, DSC shall obtain the prior written consent of an officer of the applicable Fund;

      (v) In the event that DSC is requested or authorized by the Funds or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to the Services, and so long as DSC is not the subject of the investigation or proceeding in question, the Funds or Lincoln Life for Fund A will reimburse DSC for its actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests; and

      (vi) Any additional expenses incurred by DSC at the written direction of a Fund officer.

   D. DSC shall be entitled to receive the following amounts:

      (i)Any systems development and project fees for new or enhanced services requested by the Funds (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon by a Fund officer in advance; and

      (ii) Ad hoc reporting fees billed at an agreed upon rate.

   E. DSC shall bill each Fund on a monthly basis for the fees and expenses owed to DSC by such Fund under this Agreement. The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by DSC and the Funds. DSC shall send such invoice to each Fund no later than fifteen (15) days after the last day of each month; provided, however, that the failure by DSC to do so shall not be considered a breach of this Agreement. Each Fund and Lincoln Life for Fund A shall pay such invoice within fifteen (15) days of receipt of such invoice by such Fund or Lincoln Life for Fund A. In the event that a Fund or Lincoln Life for Fund A does not receive an invoice within fifteen (15) days after the last day of a month, such Fund or Lincoln Life for Fund A shall have fifteen (15) days from the date of receipt of such invoice to pay DSC. Any undisputed fees or expenses that are not paid by a Fund or Lincoln

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Life for Fund A within the required time frame shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand. If any fees or expenses are disputed by a Fund or Lincoln Life for Fund A, DSC and such Fund or Lincoln Life for Fund A shall work together in good faith to resolve the dispute promptly.

   F. DSC will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees who serve as Fund trustees, directors or officers. In the event that DSC is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to the Funds ("DSC Services Inquiry"), and if DSC requests that the Funds provide, or if the Funds are required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then DSC will reimburse the Funds for their actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests.

   3. Length and Termination of Agreement

   A. The term of this Agreement shall begin on the Effective Date and continue for an initial term of seven (7) years (the "Initial Term"). Unless otherwise terminated in accordance with its terms, DSC shall either (i) request that this Agreement be extended for an additional three (3) year period, or (ii) indicate that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as defined below), as the case may be, in either case by sending a written notice of its intent to the Funds no later than three
(3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the first anniversary of the effective date of a Renewal Term (as the case may be). If DSC requests that this Agreement be extended for an additional three (3) year period and the Funds do not reject such request in writing to DSC by the sixth anniversary of the Effective Date of the Initial Term or the second anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall be extended for an additional three (3) year period (a "Renewal Term"). If either (a) DSC indicates that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be) by sending a written notice of its intent to the Funds no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the first anniversary of the effective date of a Renewal Term (as the case may be), or (b) the Funds respond to DSC's request to extend for an additional three (3) year period by rejecting such request in writing to DSC no later than the sixth anniversary of the Effective Date of the Initial Term or the second anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall terminate upon the expiration of the Initial Term or such Renewal Term (as the case may be). Notwithstanding the foregoing, this Agreement shall renew automatically in event that the Mellon Fund Accounting Agreement is renewed.

   B. A party may terminate this Agreement for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties of the reason for such termination:

      (i) Non-Renewal: DSC or the Funds may decline to extend the terms of this Agreement beyond the Initial Term under subparagraph A of this Section;

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      (ii) Mutual Agreement: The parties may mutually agree in writing to terminate this Agreement at any time;

      (iii) "For Cause": A party may terminate the Agreement "For Cause," as defined below, by providing the other party or parties with 60 days' advance written notice;

      (iv) Termination of Investment Manager: Upon the termination of the investment management agreement(s) between a Fund (on behalf of its Portfolio(s)) and its investment adviser, whether terminated by the investment adviser, the Fund, its board of directors/trustees or its shareholders, this Agreement shall automatically terminate; provided, however, that neither (a) a change in such Fund's investment adviser to another investment adviser that is under common ownership with such Fund's investment adviser or its successor, nor (b) entering into a new investment management agreement with any such investment adviser shall automatically terminate this Agreement. In event of the automatic termination of this Agreement with respect to a Fund due to the termination of such Fund's investment management agreement, DSC agrees to negotiate in good faith with the applicable Fund in connection with DSC's provision of Services during the transition to a new fund accounting and financial administration oversight service provider. For purposes of this subparagraph B(iv) only, the term "investment adviser" does not include any subadvisers; and

      (v) Termination of Mellon Fund Accounting Agreement: This Agreement shall automatically terminate in the event that the Mellon Fund Accounting Agreement is terminated, provided that DSC agrees to negotiate in good faith with the Funds to enter into a new fund accounting and financial administration oversight agreement reflecting the appropriate scope of services to be provided by DSC given the scope of services to be provided by Mellon's successor as fund accounting provider.

   For purposes of subparagraph (iii) above, "For Cause" shall mean:

          (a) a material breach of this Agreement that has not been remedied for 30 days following written notice by the non-breaching party or parties that identifies in reasonable detail the alleged failure of the other party or parties to perform, provided that if such default is capable of being cured, then the defaulting party or parties are entitled to such longer period as may reasonably be required to cure such default if the defaulting party or parties have commenced such cure and are diligently pursuing same, but such cure must be completed within 120 days in any event;

          (b) when a party commits any act or omission that constitutes negligence, willful misconduct, fraud or reckless disregard of its duties under this Agreement and that act or omission results in material adverse consequences to the other party or parties;

          (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party or parties to be terminated have been found guilty of

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       criminal or unethical behavior in the conduct of their business that directly relates to the subject matter of the Services; or

          (d) when a party shall make a general assignment for the benefit of its creditors or any proceeding shall be instituted by or against such party to adjudicate it as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize such party, or protect or relieve such party's debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial portion of its assets, which proceeding shall remain unstayed for sixty (60) days or such party has taken steps to authorize any of the above actions or has become unable to pay its debts as they mature.

   C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Funds shall pay to DSC on or before the effective date of such termination any undisputed and unpaid fees, and shall reimburse DSC for any undisputed and unpaid out-of-pocket costs and expenses owed to DSC under this Agreement prior to its termination.

   D. If either (i) DSC terminates this Agreement with respect to a Fund at any time for any reason other than those specified in paragraph B. above, or (ii) a Fund terminates this Agreement with respect to such Fund at any time "For Cause" under subparagraph B(iii) of this Section, then DSC shall reimburse such Fund for any Costs and Expenses incurred by such Fund in connection with converting such Fund to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, such Fund and/or other Fund service providers any of such Fund's property, records, data, instruments and documents.

   E. If this Agreement is terminated (i) by DSC and/or the Funds, as the case may be, at any time for "nonrenewal" or "upon mutual agreement" under subparagraphs B(i) and B(ii), respectively, (ii) by DSC at any time as a result of the "termination of investment manager" under subparagraph B(iv), (iii) by the Funds at any time for any reason other than those specified in paragraph B above, or (iv) by DSC at any time "For Cause" under subparagraph B(iii) of this Section, the Funds shall reimburse DSC promptly for any Costs and Expenses incurred by DSC in connection with effecting such termination and converting the Funds to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, the Funds and/or other Fund service providers any of the Funds' property, records, data, instruments and documents.

   F. For purposes of this Section 3, "Costs and Expenses" incurred by a party shall mean any actual, provable, reasonable, customary and direct costs and expenses actually incurred by such party. For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to DSC or sub-contractors' personnel; unused equipment expense; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the written direction of the Funds and that cannot be transferred or redeployed by

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DSC. Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

   G. In the event of the termination of this Agreement, DSC agrees to cooperate and act in good faith to ensure an orderly transition to DSC's successor with respect to the Services provided herein. Without limiting the generality of the foregoing sentence, DSC agrees that, in the event that this Agreement is terminated by a party or the parties, DSC shall deliver a Fund's or the Funds' property, records, data, instruments and documents to such Fund or Funds, its or their successor service providers and/or its or their other service providers, as the case may be, in a non-proprietary, commercially available format.

   H. The termination of this Agreement with respect to any given Fund or Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Fund or Portfolio.

   4. Amendments, Assignment and Delegation

   A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the parties. No party shall assign the rights or delegate the duties pursuant to this Agreement without the prior written consent of the other party or parties, except as follows:

      (i) DSC may employ such person or persons it may deem desirable to assist it in performing the Services without notice to the Funds;

      (ii) DSC may hire a third party to assist it in performing the Services (each a "Subcontractor"). DSC shall obtain the Funds' prior written consent before DSC engages a Subcontractor to provide significant services or functions to assist DSC in performing the Services under this Agreement;

      (iii) DSC may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned affiliate of Lincoln National Corporation with prior written notice to the Funds; and

      (iv) A Fund merger or reorganization that does not result in a change in such Fund's investment adviser and where the fund surviving from such merger or reorganization assumes the duties and obligations of such Fund under this Agreement shall not require DSC's consent. For purposes of the this sub-paragraph 4(iv), the term "investment adviser" does not include any sub-advisers.

   With respect to the delegation of duties under (i), (ii) and (iii) above, DSC shall: (a) be responsible for the acts or omissions of such persons, Subcontractors or affiliates to the same

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extent as DSC's own acts or omissions under this Agreement; (b) be responsible for the compensation of such persons, Subcontractors or affiliates; and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, Subcontractors or affiliates. However, if the Funds instruct DSC to engage a specific Subcontractor for the performance of any of the Services, DSC will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.

   This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

   5. Documentation

   Each Fund represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of the following documents, current as of the Effective Date of this Agreement:

      (i) The Articles of Incorporation, Agreement and Declaration of Trust, Partnership Agreement, or other similar charter document, as relevant, evidencing the Fund's form of organization and any current amendments thereto;

      (ii) The By-Laws or procedural guidelines of the Fund;

      (iii) Any resolution or other action of the Fund or the Fund's board establishing or affecting the rights, privileges or other status of any class of shares of a Portfolio, or altering or abolishing any such class;

      (iv) A copy of a resolution of the Fund board appointing DSC to provide the Services for each Portfolio and authorizing the execution of this Agreement and its Schedules;

      (v) A copy of the Fund's currently effective prospectus(es) and statement(s) of additional information ("Registration Statement") under the Securities Act of 1933 (the "1933 Act") and 1940 Act;

      (vi) Copies of all pertinent Fund policies and procedures that affect the Services that DSC is to provide under this Agreement, including, but not limited to, those relating to valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, net asset value errors, and "as-of" processing (e.g., relating to error corrections, post-trade revisions or similar processing policies that may exist); and

      (vii) Such other documents that DSC reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Fund, which shall not be unreasonably withheld.

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   6. Representations and Warranties of the Funds

   Each Fund represents and warrants the following:

   A. The Fund is duly organized and validly existing, in good standing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

   B. The Fund has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against the Fund; and the Fund has all necessary registrations and/or licenses necessary to conduct the activities as described in the Registration Statement.

   C. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Fund's ability to perform its obligations under this Agreement. The Fund's performance of its obligations under this Agreement will not conflict with or result in a breach of any terms or provisions of any agreement to which the Fund is a party or bound, and does not violate any applicable law.

   D. The execution and delivery of this Agreement have been authorized by the Fund's directors/trustees and signed by an authorized Fund officer, acting as such, and neither such authorization by the Fund directors/trustees nor such execution and delivery by the Fund officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Fund directors/trustees or shareholders, but bind only the property of the Fund, as provided in its charter documents.

   7. Representations and Warranties of DSC

   DSC represents and warrants to the Funds the following:

   A. DSC is duly organized as a corporation in the State of Delaware; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

   B. DSC has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against DSC; and DSC has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

   C. There is no pending or threatened legal proceeding or regulatory action that would materially impair DSC's ability to provide the Services. DSC's performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which DSC is a party or bound, and does not violate any applicable law to which DSC is subject.

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   D. DSC has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which DSC is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

   E. DSC will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of DSC's duties and responsibilities under this Agreement.

   F. DSC has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to DSC's delivery of the Services) to safeguard the Funds' records and data and DSC's records, data, equipment facilities and other property that DSC uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and DSC will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

   EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

   8. Standard of Care

   DSC shall act in good faith and exercise reasonable care in performing the Services under this Agreement. DSC's duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against DSC hereunder. In that regard, DSC shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

   9. Indemnification and Limitation of Liability

   A. DSC will not be liable to the Funds for any loss incurred by the Funds as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, DSC under the Agreement in the absence of fraud, negligence or willful misconduct of DSC or the reckless disregard of its duties under the Agreement.

   B. DSC agrees to indemnify, defend and hold harmless the Funds, their trustees, directors, officers, employees, agents and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, "Losses") resulting directly and proximately from DSC's fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement.

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   C. In order for these indemnification provisions to apply, a party or parties seeking indemnification or to be held harmless shall fully and promptly advise the indemnifying party or parties in writing of all pertinent facts concerning the situation in question. The party or parties seeking indemnification will use reasonable care to identify and notify the indemnifying party or parties in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party or parties are materially prejudiced by such failure. As to any matter eligible for indemnification, the indemnified party or parties shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of the indemnifying party or parties, which consent shall not be withheld or delayed unreasonably.

   D. The indemnifying party or parties shall be entitled to participate in the defense at their own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party or parties elect to assume the defense, they shall be conducted by counsel of their choosing that is reasonably satisfactory to the indemnified party or parties; the indemnified party or parties shall bear the fees and expenses of any additional counsel they retain. If the indemnifying party or parties do not elect to assume the defense of such suit, they will reimburse the indemnified party or parties for the reasonable fees and expenses of any counsel the indemnified party or parties retain, which is reasonably satisfactory to the indemnifying party or parties. The indemnifying party or parties shall not effect any settlement without the consent of the indemnified party or parties (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party or parties and relieves them of all fault.

   E. The parties shall have a duty to mitigate damages for which the other party or parties may become responsible.

   F. No party hereto shall be liable to any other party for any special, indirect, incidental or consequential damages of any kind whatsoever. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE FUNDS, DSC, THEIR AFFILIATES OR ANY OF ITS OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES), LOSS OF BUSINESS, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   10. Books and Records, Retention and Rights of Ownership

   A. DSC shall maintain on behalf of the Funds all books and records which are customary or which are legally required to be kept in connection with DSC's performance of Services, including without limitation those required by Rules 31a-1 and 31a-2 under the 1940 Act ("Records") to the extent that such Records are not maintained by Mellon in connection with the Mellon Fund Accounting Agreement. DSC will prepare and maintain such Records at the Funds' expense, and the Records shall be the Funds' property. DSC will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the 1940 Act. DSC will allow the Funds and their authorized persons and representatives to review the Records during DSC's normal business hours or, upon reasonable notice, at such other times as the Funds may request.

   B. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of DSC, or on behalf of DSC by system providers or vendors used by DSC, to perform the Services that are not Records are the sole and exclusive property of DSC.

   11. Reports

   A. DSC shall furnish reports to the Funds, their other service providers, their broker/dealers and to others that the Funds designate in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by DSC, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto.

   B. DSC will provide reasonable access to the Funds' independent accountant as well as internal auditors employed by the Funds' administrator or affiliate to periodically perform a reasonable review of DSC's internal controls and procedures relevant to the Services.

   12. Notices

   Any communication, notice or demand pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

   If to DSC:

       Delaware Service Company, Inc.
       2005 Market Street
       Philadelphia, PA 19103-7094
       Attention: General Counsel

       Telephone: (215) 255-1360
       Facsimile: (215) 255-1131

   If to the Funds:

       The Lincoln National Life Insurance Company
       Lincoln Variable Insurance Products Trust
       Lincoln National Variable Annuity Fund A
       1300 S. Clinton Street
       Fort Wayne, IN 46802
       Attention: Chief Accounting Officer

       Telephone: (260) 455-2330
       Facsimile: (260) 455-1939

   13. Advice and Reliance

   A. DSC may consult with DSC's or the Funds' counsel, independent accountant and other experts with respect to any matter arising in connection with the Services performed by DSC, and DSC shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with the advice of such counsel, independent accountant or other experts. DSC shall in no event be liable to the Funds or any Fund shareholder or beneficial owner for any action reasonably taken pursuant to such advice.

   B. DSC agrees to cooperate with the Funds' independent accountant, to reasonably support the independent accountant's engagement with the Funds, and to provide the independent accountant reasonable access to the Records. DSC also agrees to provide periodic sub-certifications to each Fund's chief compliance officer and certifying principal executive and financial officers relating to the Services DSC performs, based on a form of sub-certification that DSC and the Funds mutually and reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.

   14. Compliance with Law

   A. In performing the Services, DSC shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities.

   B. DSC shall use commercially reasonable efforts to make its employees who are responsible for providing the Services ("Relevant Employees") available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services ("Governmental Authorities") as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to the Funds or any of their affiliates or as may be requested by the Funds to be made available to such Governmental Authorities.

   15. Governing Law and Jurisdiction

   This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue. To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

   16. Services Not Exclusive

   A. DSC's Services are not exclusive to the Funds and DSC shall be free to render similar services to others.

   B. DSC shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement.

   C. In performing the Services, DSC is acting solely on behalf of the Funds and no contractual or service relationship shall be deemed to be established between DSC and any other person, including without limitation the custodian and Fund shareholders.

   17. Force Majeure and Uncontrollable Events

   DSC shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Funds' reasonable request, DSC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, DSC assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by "Force Majeure Events." "Force Majeure Events" are events beyond the reasonable control of DSC, its agents and its Subcontractors. In the event of Force Majeure Events, or any disaster that causes a business interruption, DSC shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

   18. Severability

   If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties' rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.

   19. Survivability

   The following provisions shall survive beyond the expiration and termination of this Agreement:

   . All compensation provisions, including Section 2 Compensation and Expenses, Section 3.C regarding termination fees and expenses, and Schedule C;

   .   Section 4. Amendments, Assignment and Delegation;

   .   Section 6. Representations and Warranties of the Funds;

   .   Section 7. Representations and Warranties of DSC;

   .   Section 9. Indemnification and Limitation of Liability;

   .   Section 10. Books and Records, Retention and Rights of Ownership;

   .   Section 17. Force Majeure and Uncontrollable Events; and

   .   Section 18. Severability.

   20. Confidential Information

   "Confidential Information" of a party shall be maintained confidential by any other party, and shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or DSC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or DSC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documents, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of the Fund; and
(e) anything designated as confidential. DSC shall maintain adequate safeguards to prevent the use of the Confidential Information by DSC, its employees, Subcontractors and affiliates for any purpose other than performing the Services under this Agreement. DSC also shall maintain adequate safeguards to limit the dissemination of a Fund's non-public portfolio holdings information to third parties (x) that assist DSC in the performance of the Services under this Agreement and have entered into a confidentiality agreement no less restrictive than the terms in this Agreement and (y) with the prior written consent of an officer of the applicable Fund.

   However, Confidential Information shall not be subject to such confidentiality obligations if it: (a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party's knowledge, is not under a duty of confidentiality; (d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to the Fund's Registration Statement or by a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.

   21. Contract Terms To Be Exclusive

   This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter.

   22. Waiver

   A party's waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. A party's failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

   23. Counterparts and Reproduction of Documents

   This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement. This Agreement and any amendments may be reproduced by any commercially acceptable process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

   24. Miscellaneous

   Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE LINCOLN NATIONAL LIFE               DELAWARE SERVICE
INSURANCE COMPANY                       SERVICE COMPANY, INC.

By:    /s/ Rise C.M. Taylor             By:    /s/ Richard Salus
       -------------------------------         --------------------------------
Name:  Rise C.M. Taylor                 Name:  Richard Salus
Title: Vice President                   Title: SVP

LINCOLN NATIONAL VARIABLE
INSURANCE PRODUCTS TRUST
(on behalf of the Funds listed
on Schedule A)

By:    /s/ William P. Flory, Jr.
       --------------------------
Name:  William P. Flory, Jr.
Title: Chief Accounting Officer

LINCOLN NATIONAL VARIABLE
ANNUITY FUND A

By:    /s/ William P. Flory, Jr.
       --------------------------
Name:  William P. Flory, Jr.
Title: Chief Accounting Officer

                                  SCHEDULE A
                            TO THE FUND ACCOUNTING
           AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
     DELAWARE SERVICE COMPANY, INC. , THE LINCOLN NATIONAL LIFE INSURANCE
         COMPANY, LINCOLN NATIONAL VARIABLE ANNUITY FUND A AND LINCOLN
                       VARIABLE INSURANCE PRODUCTS TRUST
                             Dated October 1, 2007

Lincoln Variable Insurance Products Trust

   LVIP Baron Growth Opportunities Fund
   LVIP Capital Growth Fund
   LVIP Cohen & Steers Global Real Estate Fund
   LVIP Delaware Bond Fund
   LVIP Delaware Growth and Income Fund
   LVIP Delaware Managed Fund
   LVIP Delaware Social Awareness Fund
   LVIP Delaware Special Opportunities Fund
   LVIP FI Equity-Income Fund
   LVIP Janus Capital Appreciation Fund
   LVIP Marsico International Growth Fund
   LVIP MFS Value Fund
   LVIP Mid-Cap Growth Fund
   LVIP Mid-Cap Value Fund
   LVIP Mondrian International Value Fund
   LVIP Money Market Fund
   LVIP S&P 500 Index Fund
   LVIP Small-Cap Index Fund
   LVIP T. Rowe Price Growth Stock Fund
   LVIP T. Rowe Price Structured Mid-Cap Growth Fund
   LVIP Templeton Growth Fund
   LVIP UBS Global Asset Allocation Fund
   LVIP Value Opportunities Fund
   LVIP Wilshire Aggressive Profile Fund
   LVIP Wilshire Conservative Profile Fund
   LVIP Wilshire Moderate Profile Fund
   LVIP Wilshire Moderately Aggressive Profile Fund
   LVIP Wilshire 2010 Profile Fund
   LVIP Wilshire 2020 Profile Fund
   LVIP Wilshire 2030 Profile Fund
   LVIP Wilshire 2040 Profile Fund

Lincoln National Variable Annuity Fund A

                                  SCHEDULE B
                            TO THE FUND ACCOUNTING
           AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
     DELAWARE SERVICE COMPANY, INC. , THE LINCOLN NATIONAL LIFE INSURANCE
             COMPANY, LINCOLN NATIONAL VARIABLE ANNUITY FUND A AND
                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                             Dated October 1, 2007

   DSC shall perform for each Fund and each of its Portfolios the following fund accounting, financial administration and related services. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A. Valuations

1. Provide assistance in support of the Fund's fair value committee.

2. Provide oversight of the Fund's pricing process, including maintaining a relationship with pricing vendors, providing Mellon with sources for prices obtained through broker/dealer quotes, and reviewing stale pricing reports.

3. Verify that the daily net asset value ("NAV") is disseminated to interested parties; facilitate resolution of NAV errors, and ensure that corrective action is implemented, if necessary; review procedures with Mellon to verify that appropriate controls are in place.

4. Subject to the oversight and approval, if necessary, of the Fund's Board, select pricing vendors and negotiate and maintain contracts with such vendors for the benefit of the Funds.

B. Financial Reporting

1. Manage certifications and sub-certification process as required for financial reports, data and processes.

C. Portfolio Securities Transactions and Trade Operations

1. Coordinate notification of, and responses to, voluntary corporate actions between Mellon and the investment manager's investment team. Facilitate and ensure issues resolution.

2. Ensure that information on executed trades is provided to Mellon, broker/dealers and agents, including information on trades not executed through trading systems (e.g., derivatives, swaps and currency contracts).

D. Reconciliation and Cash Management

1. Review cash and principal assets reconciliation reports to mitigate potential NAV impacts resulting from cash, position or share discrepancies.

2. Monitor the daily delivery of investable cash information to the investment manager's investment team and respond to questions and ensure timely resolution of issues. Act as liaison between the investment manager's investment team and Mellon.

E. Fund Performance Information

1. Provide oversight for timely dissemination of performance information and conduct trend analysis review on performance information.

F. Performance of Services by Mellon

1. Provide assistance to Lincoln Life as it establishes certain service level requirements as detailed in the service level documents (each a "Service Level Document") with respect to Mellon's performance of its duties pursuant to the Mellon Fund Accounting Agreement with the Funds.

2. Monitor certain service level requirements as detailed in the Service Level Documents with respect to Mellon's performance of its duties pursuant to the Mellon Fund Accounting Agreement with the Funds and provide feedback to the Funds.

3. Evaluate Mellon's performance against the mutually agreed upon requirements as detailed in the applicable Service Level Document and recommend adjustments as necessary.

4. Conduct periodic due diligence review of Mellon's processes as detailed in the applicable Service Level Document.

5. Ensure that corrective action plans are developed and implemented by Mellon as a result of a service requirement default as detailed in the applicable Service Level Documents.

G. Relationship Management

1. Participate in meetings with Mellon and Lincoln Life to discuss trends, technology and strategic direction, and report pertinent information to the Fund board.

2. Represent interests of Fund board at annual meeting with Mellon and Lincoln Life to discuss services provided, system functionality and policy/procedural documentation.

H. Business Continuity

1. Confirm the adequacy of disaster recovery plans with respect to systems and processes of third party vendors selected by the Funds or DSC and relating to fund accounting and financial administration.

I. Other

1. Arrange in good faith for the amendment of the Mellon Fund Accounting Agreement or the negotiation of new contractual arrangements with another service provider with respect to new fund accounting or financial administration services requested by the Funds or required by applicable law after the date of this Agreement.

2. Maintain effective working relationships with, and provide data to, third parties at the direction of a Fund officer.

3. Provide any services addressed in the Shared Services Agreement between DSC and Mellon that are necessary for the operation of the Funds.

                                  SCHEDULE C
                            TO THE FUND ACCOUNTING
           AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
 DELAWARE SERVICE COMPANY, INC. , THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,
                 LINCOLN NATIONAL VARIABLE ANNUITY FUND A AND
                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                             Dated October 1, 2007

Annual Fees

The Funds shall pay to DSC the following Annual Fees (which are based on the aggregate average daily net assets of the Funds, exclusive of the Profile Funds):

Average Daily Net Assets (excluding the Profile Funds)              Annual Fees
------------------------------------------------------              -----------
First $15 billion of average daily net assets......................   0.0025%
Next $5 billion of average daily net assets........................   0.0023%
Next $5 billion of average daily net assets........................   0.0020%
Next $5 billion of average daily net assets........................   0.0015%
Over $30 billion of average daily net assets.......................   0.0013%

The annual fee for a Profile Fund or any Portfolio operated in the same manner as a Profile Fund (e.g., a Fund of Funds) shall be $1,000 per Profile Fund or Portfolio, as the case may be.

                                  SCHEDULE D
                            TO THE FUND ACCOUNTING
           AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
 DELAWARE SERVICE COMPANY, INC. , THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,
                 LINCOLN NATIONAL VARIABLE ANNUITY FUND A AND
                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                             Dated October 1, 2007

LIST OF AUTHORIZED PRICING VENDORS:

 Name of Vendor                         Types of Securities
 --------------                         -------------------
 Interactive Data                       Equities (US and Foreign), Taxable
                                        Bonds, Non Taxable Bonds, CDS
 Standard & Poor's (including JJ Kenny) Non Taxable Bonds, Taxable Bonds
 Bloomberg                              Equities, Bonds, Futures, Options
 Reuters                                Exchange Rates, Equities, Taxable
                                        Bonds
 Markit Data (via Interactive Data)     CDS and CDX Swap pricing (this is
                                        either direct or via IDC)

FAIR VALUATION INFORMATION VENDOR(S):

Name of Vendor                         Types of Securities
--------------                         -------------------
Interactive Data Fair Value Service    Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

 Name of Vendor                         Type of Service
 --------------                         ---------------
 GICS                                   Security Classifications
 Xcitek                                 Corporate Actions Notifications
 S&P - CUSIP                            CUSIP Database
 Securities Class Action Services LLC   Class Action Notification
 LSE - SEDOL License                    SEDOL Database
 Thomson Financial                      Municipal Floating Rates